EXHIBIT 4.16

                         DEBT TERM SHEET

When signed by all parties, this Term Sheet will memorialize the terms and conditions of a binding agreement between Thomas M. Wheeler ("Wheeler") and DDL Electronics, Inc. ("DDL") as to all of the terms herein set forth. This agreement may be supplemented by additional definitive agreements, instruments and other documents including terms and conditions customary in transactions of this nature but not inconsistent herewith. The terms set forth herein shall not be further modified or negotiated without the consent of both parties and shall be included in the definitive agreements.

     1.     Wheeler's Advance:   Not later than June 30, 1997, Wheeler
will advance $2 million to DDL in immediately available funds for the purpose of prepaying DDL's outstanding senior secured notes on June 30, 1997.

     2. Promissory Note: DDL will issue to Wheeler a secured non-negotiable Promissory Note bearing simple interest, payable at maturity, at eight percent (8%) per annum, in the form attached hereto as Exhibit "A" and made a part hereof by this reference. Said Promissory Note shall have an initial maturity date of February 1, 1999, which is subject to extension to October 31, 1999, upon the fulfillment of the condition set forth in the Note.

     3.     Prepayment Option:   Provisions will be included in the
final documents for prepayment of the note any time after sixty days from closing. Prepayment will require thirty (30) days advance written notice from DDL.

     4.     Security:   The note will be secured by a pledge of all of
the outstanding common stock of SMTEK, Inc. as collateral.

     5.     Corporate Governance:   Wheeler will be given the right to
select two representatives on DDL's Board of Directors immediately upon funding. DDL will reconstitute its Board to make two Director positions available within the seven existing positions. Gregory L. Horton and Richard K. Vitelle will remain on the Board.


Agreed as of June 30, 1997:

DDL ELECTRONICS, INC.


By:  /s/ Gregory L. Horton                  /s/ Thomas M. Wheeler
     ----------------------------------     -------------------------
     Gregory L. Horton, President & CEO     Thomas M. Wheeler


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